August 1, 2013

Dave Jones
Silicon Valley Bank
3003 Tasman Dr.
Santa Clara, CA 95054

Re: International Assignment to China.

Dear Dave,

I am writing to confirm the terms and conditions of your assignment to China for the 2013 calendar year ("Assignment"), which have been agreed between you and SVB Financial Group. References to the “Company” in this letter shall mean reference to Silicon Valley Bank ("SVB") and the SVB Financial Group and its affiliates.

Home Location:            Santa Clara, California, United States
Host Location:            Shanghai, China

During the period of your Assignment, the terms and conditions of your employment with SVB remain unchanged, including your at-will status, unless expressly modified by the contents of this letter, and you will continue to be employed as an at-will employee by SVB. The Assignment is subject to your receiving the appropriate passport, visa, resident, and/or work permits and any related documents to have the right to work in China. In certain locations, a medical examination and/or inoculations may be necessary for immigration and/or entry clearance. The assignment is subject to completing any required medical screenings and/or government clearances.

Your Assignment for the 2013 calendar year will commence on September 1, 2013 and is intended to last until December 31, 2013. However, this may be shortened at the Company’s discretion and based upon the needs of the business, and we will continue to discuss with you the terms of any assignment for 2014 and beyond. You will report to Ken Wilcox, Chairman, Silicon Valley Bank or such other individual appointed by the Company.

During the Assignment in China:

•	You should continue to stay in contact with your manager on a regular basis and, in particular, keep him informed of any issues that arise and any absences from work;

•	You should talk to your manager if you have any issues or concerns about your engagement or the work that you are doing; and

•
SVB will conduct any performance appraisals and pay reviews and will deal with any grievances or any concerns about your conduct or performance according to the Company’s U.S. policies and procedures. In all cases it will consult your manager prior to taking any action.

During your Assignment, you shall not have any authority to negotiate on behalf of SVB, or to modify or accept contracts on behalf of SVB, or to otherwise bind SVB to any contract with any third party or to conduct any business in the name of or on behalf of SVB. Further, any contract presented to you that is intended to bind SVB must be entered into by a duly authorized officer of SVB located in the principal business offices of SVB in California.

You are currently required to keep Company confidential information and trade and business secrets confidential. This is particularly important while you are in China. You should also respect the confidentiality of any similar information to which you have access.

During your Assignment, you are expected to comply with the U.S. Foreign Corrupt Practices Act, and with local law applicable to governmental payments. Except as permitted under the express written policies of the Company, you will not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, to any foreign political party or candidate for or incumbent in any foreign political office, or to any international public organization, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business. Further, it is understood that in accepting this assignment, you agree that you will not engage in any employment or business enterprises that would in any way conflict with your service with, and the interest of, the Company.

From time to time, we may need to make certain filings or other submissions and may need you to engage, or refrain from engaging (or have you engage, or refrain from engaging) in certain activities as a result of your citizenship, residency and SVB’s banking permissions in China and the U.S. You will cooperate in good faith with us in providing any information required by us or by any governmental authority, in preparing or making such filings, in engaging in (or refraining from engaging in) any activities and otherwise as reasonably required to allow us to meet our business and regulatory objectives.

The allowances, benefits and relocation assistance that will be provided by the Company in relation to this Assignment, together with your personal obligations are set out below.

As an at-will employee, the allowances, benefits and levels of assistance set out in this letter related to the Assignment are provided at the discretion of the Company and, as such, the Company reserves the right to amend their terms, or to discontinue them or your participation in them, at its sole discretion at any time.

A. COMPENSATION AND BENEFITS

I.	Compensation

Your annual base salary and allowances will continue to be paid by SVB through the US payroll subject to statutory withholdings. Effective September 1, 2013, your SVB base salary will be increased to USD 450,000 gross per annum. You will remain eligible to participate in the SVB Financial Group's Incentive Compensation Plan (ICP) and your target will be 50%. During your Assignment, your outstanding equity awards will continue to vest in accordance with their terms.

II.	Health and Disability Benefits

So long as permitted by the Company's US benefit and disability plans, you will remain eligible to participate in the Company's US benefit and disability plans.

III.	Time off, Holiday, Working Hours

You will remain on the US Time off policy but will follow the hours, workdays and public holidays observed by SVB Silicon Valley Bank Co., Ltd. (“Joint Venture Bank”) in Shanghai. No payment or time off in lieu will be made for hours exceeding the regular working hours per week nor for additional time for weekend work.

IV.	Leaves of Absence

Entitlements to leave of absence, including time away and sick leave, will remain the same as those for U.S. employees.

V.	401(k) and Employee Stock Ownership Plan (ESOP)

It is the Company's intention that, so long as permitted by the 401(k) and Employee Stock Ownership Plan rules and relevant laws, you will remain a member of the 401(k) and Employee Stock Ownership Plan with the level of contribution and benefits applied as they are prior to the commencement of the Assignment.

VI.	Accident and Health Insurance

You will remain a member of the SVB health arrangements with the level of contribution and benefits applied as they are prior to the commencement of the Assignment. You will also be covered for emergency health care in China through the Company's Business Travel Insurance Policy. In case of medical emergency, Chubb Travel Assist should be contacted on 1-866-832-6930 or call collect +1-410-453-6330.  For more information on Chubb, please refer to the Source.

VII.	Social Security

The Company will arrange for you to continue in your home country social security system for as long as possible and the necessary certificates of coverage will be obtained. However, since there is no treaty arrangement between the host and home countries, the Company's tax and benefit advisors will advise as to the participation.

B. WORK PERMITS AND VISAS

Prior to commencement of your Assignment, the Company will coordinate with the appropriate immigration attorney to obtain the necessary permits for you to live and work in China. You will be eligible for reimbursement of any out-of-pocket costs for obtaining any required passports, visas, resident and/or work permits for you

C. RELOCATION PROVISIONS

You will be entitled to the following allowances summarized below for the duration of your Assignment.

I.	Flights to/from China

Your trip to China should be booked through the Company’s Corporate Travel and must not be booked directly with the airlines or any other booking means. You should send a copy of the flight booking for you and your approved accompanying dependents (including price) to our HR global mobility team at mobility@svb.com for cost tracking purposes. Pre-departure expenses that are covered include: travel (Business-class airfare, mileage), lodging (hotel if needed), and meals.

II.	Host Location Housing

Housing Allowance
SVB will pay for the cost of actual and reasonably furnished leased housing, including utilities (gas, oil, electricity, water, but not to include personal telephone expenses) in China for each month during your Assignment in China up to USD 12,500 per month. The purpose is to provide reasonable housing at the host location, realizing that replication of a home country standard may not be practical. Housing will be coordinated through the Company’s relocation management company. Should your housing cost in China exceed your housing allowance, the differential will be deducted from your payroll on an after-tax basis. You are responsible for keeping the accommodation in good condition during your Assignment and will be solely responsible for the full costs of making any repairs to the property in respect of damage caused or incidental charges incurred. You will also be responsible for all personal telephone call charges made whilst in the accommodation. Business calls made can be claimed through the normal expense reimbursement process.

Accommodation provided by the Company for this Assignment is not normally treated as a taxable benefit. In the unlikely event that a tax liability arises, the Company will meet this tax liability on the company provided accommodation.

You will remain responsible for your housing in your home location.

Home finding/Settling In assistance
You will be provided with the services of the Company’s relocation agent who will assist you in finding suitable accommodation in Shanghai. The relocation agent should also help familiarize you with the host location facilities, such as the location of shops, doctors, banking arrangements, and other related settling in assistance.

Familiarization visit
The Company will pay for the costs of airfare, hotel, car & driver and out-of-pocket expenses which are fair and reasonable to sustain a comfortable standard for 5 days plus travel in China for you and your spouse in accordance with the Company Travel Policy.

Temporary accommodation
If you require temporary accommodation prior to your move to China, SVB will provide temporary accommodation for up to three months in a serviced apartment.

Relocation Allowance
You will receive a one-time miscellaneous relocation allowance paid via U.S. payroll upon your arrival in China, not to exceed one month of “gross” base pay (capped at US$10,000). This allowance will be grossed up for all applicable income taxes.

Household Goods Shipment Benefit
At the commencement of your Assignment, the Company will pay for up to 1 x 20 ft sea container and unaccompanied air freight of up to 1,000 lbs from California, United States to Shanghai, China as outlined in the International Long-Term Assignment Policy. This benefit will be coordinated through Altair, the Company’s relocation management vendor.

Transportation of Pets
The Company will pay for the transportation of up to two dogs from the United States to Shanghai, China. You should have your dogs checked before transporting them as there are sometimes requirements for them to be in quarantine. The cost of quarantine, health and visa documents for your pet will be solely at your expense. The Company will not assume any liability for loss or harm to your pets. Only those pets brought on assignment will be repatriated at the end of the assignment at the Company’s cost.

Cultural Training
The Company will support the cost of cultural training for you. This will be coordinated through the Company’s relocation vendor upon your arrival in China.

Transportation
During your Assignment, to assist with transportation in China and for security purposes, SVB will provide you with a car and driver.

Home Leaves
You and your spouse are eligible for a reasonable number of non-business related home leave trips while on assignment in China. Your home leave travel should be booked through the Company’s corporate travel provider and must not be booked directly with the airlines or any other booking means. The purpose of home leave is to renew professional associations at the home country office and to visit family and friends. The class of airfare is business class. You are encouraged to combine this benefit with any scheduled business trips. Time off for home leave will be considered annual leave, except for any business days in the office. You should send a copy of the flight booking for you (including price) to mobility@svb.com for cost tracking purposes. Home leave travel is not transferable for cash and cannot be used to travel to alternative destinations.

Language Training
SVB will provide language training to allow you to integrate into the local business. This may be provided both prior to departure and during your assignment. In addition, SVB will also provide language training to your spouse. This will be coordinated through the Company’s relocation management company.

III.	Taxation

Provided you spend less than 183 days in a calendar year in China and the US company does not charge back the Chinese company for any of the costs of your assignment, you should not have a China tax filing obligation. In the event that it is required for you to file a tax return in China, the Company will provide you with tax preparation services in the China and if necessary in the US. This will also include a tax consultation in the China. These returns will be prepared using the Company’s global tax advisors.

You will be responsible for keeping track of your days in China while on assignment and informing payroll if you take any Time Away during this period.

Tax Preparation & Tax Compliance
While engaged in China under this Letter, the Company’s Tax Equalization Program Agreement will govern your tax treatment.

Tax Return Preparation: As a result of your engagement in China, you are required to continue to file tax returns in the United States and to start filing monthly (and possibly annually) tax returns in China (beginning in 2014 as mentioned above). Advice on filing requirements and preparation of your American and Chinese tax returns will be provided by the international tax provider designated by the Company for each tax year affected by your engagement in China.

Tax Compliance: It is your responsibility to cooperate fully with the Company’s tax providers to facilitate the tax equalization process outlined below. While SVB will provide you with tax return preparation assistance, you are responsible for ensuring compliance with all U.S. federal, state, and foreign filing requirements. Specifically, SVB expects full tax compliance in the reporting of income on all tax returns. While engaged in China, you are required to:

•	Maintain adequate personal records of data required for preparation and examination of income tax returns and for the income tax equalization computation;

•	Ensure timely response and cooperation with tax representative to ensure all foreign and US tax returns are filed appropriately and timely;

•	Cooperate with the tax provider to take advantage of available tax credits and exclusions;

•	And make any related payment of taxes in the required amounts and within the required deadlines.

Tax Equalization
Salary
The basic purpose of tax equalization is to maintain your tax burden at approximately the same level that you would bear had you remained in the United States, living in Oregon. SVB will be liable for all taxes incurred by you above the level of federal and state taxes that you would have paid in Oregon. The intention is to avoid either losses or windfalls that could result in differences in personal tax liabilities because of changes or differences in host country tax laws or tax levels on income as compared with domestic service. Your home country scheme will serve as the basis for your hypothetical tax calculation. A hypothetical income tax will be computed and withheld from your salary throughout your engagement in China. As such, hypothetical taxes based on U.S. income tax rates will be deducted on a monthly basis from your salary. You will continue to have actual US social security (FICA and Medicare) withheld from your employment income. Your hypothetical tax liability will be based on “stay-at-home” employment income, i.e. base salary, bonus, stock option exercises, and other compensation that would have been paid to you regardless of your engagement in China. SVB will assume liability for tax on income related to your engagement in China and benefits-in-kind. If your salary should change during your engagement in China, the hypothetical tax will also change. Please be aware that any tax arising from personal (non company) income will not be the responsibility of SVB.

Relocation Benefits & Payments
Certain benefits for your relocation that are paid directly by the Company’s relocation management company on behalf of SVB may be grossed up, where IRS allows, for US tax purposes. Lump sum payments paid to you through payroll or separately will not be paid on a net basis (grossed up), but will be subject to U.S. taxes. However, reimbursements paid directly to you for covered expenses will not be subject to US taxes as per SVB’s Business Expense Policy.

The final hypothetical tax (tax equalization settlement calculation) will be calculated by the Company’s tax advisor.  Such calculations will be prepared in conjunction with the preparation of your annual federal and state income tax returns.  The final hypothetical tax liability will be determined by preparing a separate calculation based on the US tax return(s) filed.  The calculation will remove all income related to your engagement in China, deductions, exclusion, and credits, as shown on the actual tax return(s), and a federal and state tax liability will be re-calculated on the remaining items (normal SVB compensation, personal income, personal deductions, and personal credits).   The calculation represents a final determination of your share of the tax cost for the year and you will be credited for (delete with) all actual taxes paid or withheld during the year, including hypothetical income tax withholdings.  The settlement of taxes is subject to a final review of any taxes paid on your behalf or advances provided to you as part of a tax settlement.

SVB reserves the sole and absolute right to determine the tax equalization impact of miscellaneous items or unusual circumstances (e.g., spouse employed overseas, etc.).

D. TERMINATION

The terms of this Letter will commence and become effective on September 1, 2013, or as soon as is reasonably practicable thereafter, and are conditional on you obtaining an appropriate passport, visa, resident, and/or working visa to continue to lawfully work in Shanghai, China. The terms of this Letter will last through the earlier of (i) termination of your employment by you or the Company, or (ii) December 31, 2013.

Notwithstanding anything in this Letter to the contrary, during your Assignment, you remain at all times an at-will employee of SVB, which means that either you or SVB may terminate this Letter without payment of any termination benefits (with the exception of the Benefits Upon Repatriation) at any time with or without notice, and with or without reason. Further, because SVB remains at all times your at-will employer, it reserves the right to modify, revoke, suspend, terminate or change any or all such terms of your employment, in whole or in part, at any time with or without notice. At the end of your assignment in China, extension or subsequent assignment options will be assessed in accordance with business requirements and objectives. We currently intend that you will continue to provide services to the Company by returning to a position similar to your current position or a suitable alternative if such a role does not exist. However, this may change according to the needs of the business at that time and you remain at all times an at-will employee of SVB and will not have an entitlement or guarantee of any position with SVB. For the avoidance of doubt, the termination of your employment with SVB will automatically terminate your Assignment under this Letter and all the terms outlined herein.

If you resign or are terminated for Cause (as defined below) during the scheduled 120 days (4 months) assignment, you will reimburse the Company for all of your relocation expenses according to the following formula:

Total Relocation Costs X # of days short of commitment = Amount due the Company
120 days

Cause shall be defined as:

•	an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company;

•	a deliberate disregard of the rules of the Company which results in loss, damage or injury to the Company;

•	any unauthorized disclosure of any of the secrets or confidential information of the Company;

•	inducing any client or customer of the Company to break any contract with the Company;

•	inducing any principal for whom the Company acts as agent to terminate such agency relations;

•	engaging in any conduct which constitutes unfair competition with the Company;

•	any act which results in your removal from any office of the Company by any regulatory agency;

•	any violation of the Company’s Code of Conduct or other Company policies or any violation of law; or

•	your failure to substantially perform your day-to-day job duties.

E. GOVERNING LAW

This letter will be governed by and construed in accordance with the laws of the State of California. You expressly agree that law does not apply and waive all claims under China law. Notwithstanding the foregoing, to the extent that you are entitled to rights, benefits or compensation under the laws of both home and your home jurisdiction, you agree that you will be entitled to such rights, benefits, or compensation that are no greater than those provided to you under the terms of this letter agreement, so that any advantages that may accrue to you under the laws of both jurisdictions may not be combined.

In the event of any dispute in relation to or arising under the terms of this letter agreement or the performance or termination thereof, you agree that any such dispute will be subject to the exclusive jurisdiction of the federal and/or state courts of the State of California, County of Santa Clara.

F.    CODE SECTION 409A

Any amounts paid to you in connection with a “tax equalization agreement” that meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations under Section 409A of the U.S. Internal Revenue Code (the “Code”) shall be paid to you no later than the end of the second calendar year next following the calendar year to which the compensation subject to the tax equalizations relate. In addition, all reimbursements considered compensation that are provided under this Letter, including amounts paid for tax equalization that do not meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations, shall be paid to you no later than the end of the calendar year next following the calendar year in which the applicable expenses are incurred, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

G. THIRD PARTY BENEFICIARY
Each of SVB and the Joint Venture Bank is a third party beneficiary of this letter and each of them has the full right and power to enforce rights, interests and obligations under this letter without limitation or other restriction.

H. SEVERABILITY

If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

Please confirm your agreement to the terms of this assignment by signing and dating the duplicate copy of this letter, in the space provided.

/s/ KEN WILCOX__________
Ken Wilcox
Chairman, Silicon Valley Bank

ACKNOWLEDGEMENT AND AGREEMENT:

I agree to the terms and conditions of my Assignment as outlined in this Letter. I understand that nothing herein will be considered to be a guarantee of employment for the estimated duration of my Assignment in China.

/s/ DAVE JONES _______     Date: August 7, 2013    __
Dave Jones